104-110 Avenue C
                                                       Bayonne, New Jersey 07002
                                                                   201-823-0700
PRESS RELEASE
FOR IMMEDIATE RELEASE

BCB Bancorp, Inc. Announces Filing of Registration Statement for Sale of 800,000 Shares of Common Stock

Bayonne, New Jersey, September 12, 2005 - BCB Bancorp, Inc. (OTC Electronic Bulletin Board: BCBP), the holding company for Bayonne Community Bank, said today the company has filed a registration statement with the Securities and Exchange Commission proposing to sell approximately 800,000 shares of its common stock, subject to a 15% underwriter's over-allotment.

BCB Bancorp, Inc.'s President and Chief Executive Officer, Donald Mindiak said, "This offering will produce an additional infusion of capital which will enable the bank to continue its franchise growth."

Janney Montgomery Scott LLC is acting as underwriter in the transaction.

At June 30, 2005, BCB Bancorp, Inc. had consolidated assets of $399.1 million; consolidated deposits of $349.6 million; and consolidated shareholders equity of $28.0 million and operates three branch offices in Bayonne, New Jersey.

Forward-Looking Statements. When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.